EXHIBIT 99.1

Amedica Enters into Definitive Agreements to Raise $15.0 Million in Equity Financing

SALT LAKE CITY, September 8, 2015 - Amedica Corporation (Nasdaq:AMDA), an innovative biomaterial company which develops and manufactures silicon nitride as a platform for biomedical applications, announced today that it has entered into definitive agreements with institutional investors to raise up to $15.0 million in a concurrent registered direct offering of common stock and Series B Warrants and private placement of Series A Warrants and Series C Warrants.

As part of this transaction, the Company has entered into a settlement agreement with MG Partners II, Ltd. (“Magna”) as well as amended its loan agreements with Hercules Technology Growth Capital, Inc. (“Hercules”). The settlement agreement with Magna provides for the withdrawal of a previously issued default notice and permanent waivers of any contractual rights, including but not limited to any convertible features associated with Magna’s convertible debentures. As part of the Hercules amended loan agreement, Hercules has also withdrawn its previously issued default notice and agreed to reduce the Company’s financial cash covenant as the loan is paid, which should provide for additional financial flexibility in the future.

This transaction is expected to execute in three equal tranches. The first tranche is a registered direct offering of 13,123,360 shares of common stock and Series B Warrants to purchase 13,123,360 shares of common stock for a price of $0.381 per share of Common Stock and Series B Warrant. The Series B Warrants have an exercise price of $0.47 and shall be exercisable up to December 30, 2015. The first tranche also includes a concurrent private placement of Series A Warrants and Series C Warrants, each to purchase 13,123,360 shares of common stock. The Series A Warrants have an exercise price of $0.47 and shall be exercisable for a period of 5.5 years. The Series C Warrants have an exercise price of $0.47 and shall be exercisable up to December 30, 2015. The Company expects to receive proceeds of approximately $5.0 Million from this first tranche, which is expected to close on September 11, 2015. The exercise of both the Series B Warrants and the Series C Warrants may occur automatically under certain conditions and is subject to shareholder approval. The number of shares issuable upon the exercise of the Series A Warrants, Series B Warrants and Series C Warrants may increase under certain circumstances. The second and third tranches of the transaction is the exercise of the Series B Warrants and Series C Warrants for an additional $10.0 million. For further information on the transaction, please review the transaction documents filed today with the Company’s Current Report on Form 8-K.

Ladenburg Thalmann & Co. Inc., a subsidiary of Ladenburg Thalmann Financial Services Inc. (NYSEMKT: LTS), is acting as exclusive placement agent in connection with the transaction.

The shares of common stock and Series B Warrants are being offered by Amedica pursuant to a shelf registration statement on Form S-3 (file no. 333-205545) filed pursuant to the Securities Act of 1933, which was previously filed with, and declared effective by, the Securities and Exchange Commission (SEC). A prospectus supplement relating to the offering will be filed with the SEC and will be available on the SEC's website at http://www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About Amedica Corporation
Amedica is focused on the development and application of medical-grade silicon nitride ceramics. Amedica markets spinal fusion products and is developing a new generation of wear- and corrosion-resistant implant components for hip and knee arthroplasty. The Company manufactures its products in its ISO 13485 certified manufacturing facility and, through its partnership with Kyocera, the world's largest ceramic manufacturer. Amedica's spine products are FDA-cleared, CE-marked, and are currently marketed in the U.S. and select markets in Europe and South America through its distributor network and its growing OEM partnerships.

For more information on Amedica or its silicon nitride material platform, please visit www.amedica.com.

Forward-Looking Statements
Statements contained in this press release that are not historical facts are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, including that the reduction of the financial covenant should provide for additional financial flexibility in the future. All forward-looking statements are subject to risks and uncertainties detailed in the Company’s filings with the Securities and Exchange Commission, including risks and uncertainties relating to the Company’s products, regulatory environment, domestic and foreign markets, and other risk factors set forth in the Company’s filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date on which such statements are made, and the Company undertakes no obligation to update such statements to reflect events or circumstances arising after such date.

Contact:

Mike Houston
VP, Commercialization & Communications
801-839-3534
IR@amedica.com